Exhibit 99.1

FOR IMMEDIATE RELEASE

Institutional Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary W. Hanson
(602) 286-1530	(602) 286-1777

Individual Investor Contact:
Alpha IR Group
312-445-2870
WNR@alpha-ir.com

WESTERN REFINING ACQUIRES OWNERSHIP INTERESTS
IN NORTHERN TIER ENERGY LP

Transaction Highlights:

•	Western acquires the general partner interest and a 38.7% limited partnership interest in Northern Tier Energy

•	Increases total refining capacity to 242,500 barrels per day

•	Diversifies and expands refining platform and scale

•	Results in direct pipeline access to four of the most prolific North American cost-advantaged crude oil producing regions: Permian, Bakken, San Juan, and western Canada

•	Expands Western’s strategic opportunities to increase stakeholder value with both a variable distribution master limited partnership (NTI) and a traditional master limited partnership (WNRL)

•	Immediately accretive to Western’s earnings and cash flow

EL PASO, Texas – November 12, 2013 - Western Refining, Inc. (NYSE: WNR) today announced that it has entered into a definitive agreement to acquire ACON Investments’ (ACON) and TPG’s ownership interests in Northern Tier Energy LP (NYSE: NTI) for a total consideration of $775 million.  ACON and TPG will receive the distribution on the common units that Western has acquired with respect to the quarter ended September 30, 2013.  As a result of this transaction, Western owns Northern Tier Energy’s general partner and 35,622,500 limited partner units, or approximately 38.7% of Northern Tier Energy.  The balance of the limited partner units will remain publicly traded. The transaction was signed and closed on November 12, 2013.

Jeff Stevens, Chief Executive Officer and President of Western, said, “This investment further enhances our strategic goal of expanding our refining presence in areas with direct pipeline access to cost-advantaged crude oil resources.  By adding these strategically aligned assets to our business portfolio, this transaction adds scale to our business and diversifies our operations by adding a new geographic region to our refining platform. Northern Tier Energy’s St. Paul Park refinery is a very successful refinery with pipeline access to cost-advantaged crude oil and refined product regions that historically have generated strong product margins. The combined strength and scale of the two organizations will provide future growth opportunities for both companies over the long-term.”

Hank Kuchta, Chief Executive Officer and President of Northern Tier Energy, said, “We are excited to welcome Western as a new strategic partner and investor that is committed, as much as we are, to Northern Tier Energy’s long-term success.  We thank ACON and TPG for their support over the past three years and we now look forward to working together with the Western Refining team to maximize value for all of our stakeholders.”

Assets Acquired Description

Northern Tier Energy’s assets are located in the Upper Midwest region and include the following:

•	St. Paul Park Refinery in St. Paul Park, Minnesota

o	89,500 barrels per day refining capacity

o	Processes 100% cost-advantaged crude oil – 75% light, 25% heavy

o	Pipeline access to Bakken and Canadian crude oil

•	17% interest in a 455,000 barrel per day crude oil pipeline

•	Products terminals, storage tanks, rail facilities and Mississippi river dockage

•	Retail assets which include the SuperAmerica retail channel

o	163 company operated convenience stores

o	74 franchised convenience stores

o	Located primarily in Minnesota and Wisconsin

As a result of the acquisition, Western’s platform will include:

•	Refining capacity of 242,500 barrels per day

•	Pipeline access to cost-advantaged crude oil sources in the Bakken, Permian, San Juan, and western Canada regions

•	Wholesale distribution of approximately 160,000 barrels per day to customers in the Southwest, mid-Atlantic, and Upper Midwest

•	Integrated network of 458 retail convenience stores

•	Extensive crude oil and refined product logistics assets

Transaction Financing

Western financed the transaction with a $550 million Senior Secured Term Loan B facility. The remainder of the transaction, including fees and expenses, was funded with $245 million in cash from Western.

Pillsbury Winthrop Shaw Pittman LLP and Davis Polk & Wardwell LLP served as Western’s legal counsel.  UBS Securities LLC acted as Western’s financial advisor in connection with the acquisition.  Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC acted as Joint Lead Arrangers for the financing.

About Western Refining

Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. The refining segment operates refineries in El Paso, and Gallup, New Mexico. The Wholesale segment includes a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Georgia, Maryland, Nevada, New Mexico, Texas, and Virginia.  The retail segment includes retail service stations and convenience stores in Arizona, Colorado, New Mexico, and Texas.

Western Refining, Inc. also owns the general partner and approximately 65 percent of the limited partner interest of Western Refining Logistics Partners, LP (NYSE:  WNRL) which owns and operates logistics assets related to the terminalling, transportation, and storage of crude oil and refined products.

More information about the Company is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements

This press release contains forward-looking statements covered by the safe harbor provisions of the PSLRA. The forward-looking statements contained herein include statements about the anticipated benefits of our acquisition of the interests in Northern Tier Energy and its general partner described above and our ability to achieve those benefits, including the impact of the acquisition on our strategic opportunities to increase stakeholder value; our earnings and cash flow; our strategic goal of expanding our refining presence in certain areas; our scale and diversification; our future growth opportunities; future cost-advantage of Permian, Bakken, San Juan, and western Canadian crude oil and our access thereto; and maximization of value for our and Northern Tier Energy’s stakeholders. These statements are subject to the general risks inherent in the Company's business. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western's business and operations involve numerous risks and uncertainties, many of which are beyond Western's control, which could result in Western's expectations not being realized, or otherwise materially affect Western's financial condition, results of operations, and cash flows. Additional information relating to the uncertainties affecting Western's business is contained in the Company's filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.